As filed with the Securities and Exchange Commission on April 23, 2009

Registration No. 333-[          ]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BOISE INC.

(Exact name of registrant as specified in its charter)

Delaware	20-8356960
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1111 West Jefferson Street, Suite 200 Boise, ID	83702-5388
(Address of Principal Executive Offices)	(Zip Code)

BOISE INC. INCENTIVE AND PERFORMANCE PLAN

(Full title of the plan)

KAREN E. GOWLAND

Vice President, General Counsel and Corporate Secretary

Boise Inc.

P.O. Box 990050

Boise, ID  83799-0050

(Name and address of agent for service)

208/384-7394

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐		Accelerated filer	☒
Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per share	Proposed maximum aggregate offering price (1)	Amount of registration fee (1)
Common stock, $.0001 par value	12,000,000 shares	$0.71	$8,520,000	$475.42

(1)  The shares of common stock being registered will be issued in connection with the Boise Inc. Incentive and Performance Plan.  The aggregate offering price and registration fee have been calculated in accordance with 17 C.F.R. 230.457(h) and in accordance with Section 6(b) of the Securities Act of 1933.  The average of the high and low prices for the common stock reported by the New York Stock Exchange on April 17, 2009, was $0.71 per share.

(2)  This registration statement also covers an indeterminate number of shares of Boise Inc. common stock that may be issuable by reason of stock splits, stock dividends, or other adjustment provisions of the Boise Inc. Incentive and Performance Plan.

Explanatory Note

We incorporate by reference the registration statement on Form S-8 filed with the Securities and Exchange Commission on May 1, 2008 (Registration No. 333-150563), to register under the Securities Act of 1933 shares of common stock issuable under the Boise Inc. Incentive and Performance Plan (the “Plan”).

This registration statement has been prepared and filed pursuant to and in accordance with the requirements of General Instruction E to Form S-8 for the purpose of effecting the registration under the Securities Act of 1933 of an additional 12,000,000 shares of common stock issuable under the Plan from time to time.

Part II

Information Required in the Registration Statement

Item 3.  Incorporation of Documents by Reference.

We incorporate by reference the additional documents listed below and any future filings made with the Securities and Exchange Commission under Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934:

(1)	Annual Report on Form 10-K for the year ended December 31, 2008; and

(2)	Definitive Proxy Statement dated March 17, 2009, used in connection with the Annual Shareholders’ Meeting held on April 23, 2009.

Item 8.  Exhibits.

Required exhibits are listed in the Index to Exhibits and are incorporated by reference.

Power of Attorney

Each person whose signature appears below appoints Alexander Toeldte and Karen E. Gowland, and each of them severally, acting alone and without the other, his true and lawful attorney-in-fact with authority to execute in the name of each such person and to file with the Securities and Exchange Commission, together with any exhibits and other documents, any and all amendments (including post-effective amendments) to this registration statement necessary or advisable to enable the company to comply with the Securities Act of 1933, as amended, and any rules, regulations, and requirements of the Securities and Exchange Commission in respect thereof, which amendments may make such other changes in the registration statement as the aforesaid attorney-in-fact executing the same deems appropriate.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Boise, state of Idaho, on April 23, 2009.

BOISE INC.

By	/s/ Alexander Toeldte
Alexander Toeldte
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title

/s/ Alexander Toeldte	President and Chief Executive Officer
Alexander Toeldte	(Principal Executive Officer)

Senior Vice President
/s/ Robert M. McNutt	and Chief Financial Officer
Robert M. McNutt	(Principal Financial Officer)

/s/ Samuel K. Cotterell	Vice President and Controller
Samuel K. Cotterell	(Principal Accounting Officer)

/s/ Carl A. Albert	Director
Carl A. Albert

/s/ Jonathan W. Berger	Director
Jonathan W. Berger

Signature	Title

/s/ Jack Goldman	Director
Jack Goldman

/s/ Nathan D. Leight	Director
Nathan D. Leight

/s/ Matthew W. Norton	Director
Matthew W. Norton

/s/ Thomas S. Souleles	Director
Thomas S. Souleles

/s/ W. Thomas Stephens	Director
W. Thomas Stephens

/s/ Alexander Toeldte	Director
Alexander Toeldte

/s/ Jason G. Weiss	Director
Jason G. Weiss

Dated April 23, 2009

INDEX TO EXHIBITS

Filed with Registration Statement on Form S-8

Number	Description	Page
4	Boise Inc. Incentive and Performance Plan	*
5	Opinion of Karen E. Gowland, Vice President, General Counsel and Corporate Secretary of the registrant	E-1
23.1	Consent of KPMG LLP	E-2
23.2	Consent of KPMG LLP	E-3
23.3	Consent of McGladrey & Pullen, LLP	E-4
23.4	Consent of Counsel (Included in Exhibit 5)	E-1
24	Power of Attorney (Included on signature page)	3

*	Incorporated by reference to the registrant’s Definitive Proxy Statement dated March 17, 2009, used in connection with its Annual Shareholders’ Meeting held on April 23, 2009.